UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Gorman-Rupp Company

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THE GORMAN-RUPP COMPANY

Mansfield, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The Gorman-Rupp Company will be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio 44903, on Thursday, April 24, 2014 at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon proposals to:

1.	Fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;

3.	Ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2014; and

4.	Conduct such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Holders of Common Shares of record at the close of business on March 7, 2014 are the only Shareholders entitled to notice of and to vote at the Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 24, 2014 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2013 Annual Report to Shareholders are available at http://www.proxyvote.com. To access the proxy materials you will need to enter the 12-digit control number located on the proxy card.

You may vote by internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Meeting.

By Order of the Board of Directors

DAVID P. EMMENS
Corporate Counsel and Secretary

March 20, 2014

PROXY STATEMENT

March 20, 2014

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 24, 2014. Holders of Common Shares of record at the close of business on March 7, 2014 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 7, 2014, the record date for the determination of persons entitled to vote at the Meeting, there were 26,253,043 Common Shares outstanding. Each Common Share is entitled to one vote.

The mailing address of the principal executive offices of the Company is PO Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 20, 2014.

A quorum will be present at the Meeting if there is present, in person or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the eight nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as they possess at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which they otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as they may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the advisory vote to approve executive compensation (Proposal No. 2), the affirmative vote of a majority of the votes cast is necessary to approve the proposal. Abstentions and broker non-votes will not be voted for or against approval of our executive compensation and will not be counted in the number of votes cast on the proposal.

With respect to the ratification of independent registered public accountants (Proposal No. 3), the affirmative vote of a majority of the votes cast is necessary to approve the proposal. Abstentions will not be voted for or against the ratification of the appointment of Ernst & Young LLP and will not be counted in the number of votes cast on the proposal.

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 3 is a routine matter, but the other proposals in this proxy statement are non-routine matters.

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees, with the exception of Mr. Kenneth R. Reynolds, is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman.

In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number or for a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked, the proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Director Qualifications

The nominees for Director are as follows:

James C. Gorman is Chairman of the Board and son of J.C. Gorman, co-founder of the Company. Mr. Gorman has been Chairman of the Board since 1989 and served as the Company’s President from 1964 until 1989, and as Chief Executive Officer from 1964 until 1996. Mr. Gorman also served on the Board of Directors of United Telephone Company of Ohio for 20 years and was Treasurer of a multi-million dollar international not-for-profit entity for 35 years. Mr. Gorman, age 89, has served as a Director of the Company since 1946.

Mr. Gorman was instrumental in the Company’s development and growth for more than 30 years as President and Chief Executive Officer and 11 years in sales, and therefore is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

Jeffrey S. Gorman is President and Chief Executive Officer of the Company. He was elected to these offices on May 1, 1998, after having served as Senior Vice President since 1996. He also served as General Manager of the Mansfield Division from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Savings Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce. Mr. Gorman, age 61, has served as a Director of the Company since 1989.

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its international growth. He also is highly knowledgeable about all significant aspects of the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan is the retired Vice President and General Counsel of the J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, Ms. Harlan is a Director of Eatem Foods Company, a member of the Advisory Board of Gates Group Capital Partners and serves on the Board of Trustees of University Hospitals Health System, Inc. Ms. Harlan, age 54, has served as a Director of the Company since 2009.

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with compensation and equity compensation plan development and administration.

Thomas E. Hoaglin served as Chief Executive Officer and Director of Huntington Bancshares, a publicly-traded financial institution from February 2001 to his retirement in February 2009. Mr. Hoaglin is currently a Director of American Electric Power Company, Inc., a NYSE publicly traded electric utility holding company, where he is the Lead Independent Director, Chair of the Committee on Directors and Corporate Governance and also serves on the Human Resources (Compensation) Committee. In addition, Mr. Hoaglin is a Director of The Jeffrey Company and serves as Chairman of the Board of Trustees of Denison University. Mr. Hoaglin, age 64, has served as a Director of the Company since 1993 and had previously served as a Director from 1986 to 1989.

Mr. Hoaglin qualifies as a financial expert for service as Chair of the Audit Committee. He has extensive major-corporation executive management experience and extensive board of directors’ experience in governance and executive compensation matters of publicly-held companies.

Christopher H. Lake has been President and Chief Operating Officer of SRI Quality System Registrar, an international third party ISO registrar and certification audit firm, since December 2005, after having served as Vice President from July to December 2005. The firm has operations in the United States, Asia and the European Union. Mr. Lake served as President of Dean & Lake Consulting, Inc., a regional consulting group that focused on operations and product development from 2001 to July 2005. Previously, Mr. Lake was Principal and Industry Executive for a Fortune 500 global consulting company. Mr. Lake, age 49, has served as a Director of the Company since 2000.

Mr. Lake has major corporate service and operations experience with large service, banking and telecommunications clients. He also has extensive experience providing information technology services to large domestic and international companies.

Kenneth R. Reynolds, age 55, has been nominated by the Governance and Nominating Committee for election as a new Director. He has been Chief Financial Officer of Ariel Corporation since 1997. Ariel has been a major Ohio-based designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for nearly 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with an Ohio-based public accounting firm which he joined following his college graduation. He also serves on the Board of Directors of a Houston-based joint venture between a Fortune 50 company and Ariel that designs and manufactures well-stimulation pump products.

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as a financial expert for service on the Audit Committee, and he also is expected to serve on the Pension Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

Rick R. Taylor has been President of Jay Industries, Inc., a Tier 1 automotive parts manufacturer, since 1985. Jay Industries also is a Tier 2 parts manufacturer for several other industrial companies. In addition, Mr. Taylor has been President of Longview Steel Corporation, a steel wholesaler, since 1999. Mr. Taylor has been a Director of Park National Corporation, a NYSE publicly traded regional bank holding company, since 1995, where he serves on the Investment Committee. Mr. Taylor, age 66, has served as a Director of the Company since 2003.

Mr. Taylor’s major company manufacturing experience spans over 40 years. He has extensive international supply chain experience, and board of directors’ experience, including investment management.

W. Wayne Walston is Senior Counsel in the Warsaw, Indiana office of Beers Mallers Backs & Salin, LLP (attorneys) since January 2013, after having served as Partner since November 2008. Prior to that, Mr. Walston was a partner in Miner Lemon & Walston, LLP from January 2007, and owner of the Walston Elder Law Office from July 2003 through December 2006. Mr. Walston previously was an officer of Sprint Corporation for 14 years as Legal and External Affairs officer; he also served as Secretary to the Board of Directors of five separate state operating entities. Mr. Walston, age 71, has served as a Director of the Company since 1999.

Mr. Walston has extensive experience with labor and employment relations, antitrust compliance, SEC compliance, state regulatory compliance for public utilities, legislative and regulatory advocacy, real estate contracts and transactions, corporate communications and corporate litigation. He also has extensive major publicly-held company board of directors’ experience, including corporate governance.

Additional Director Nominee Information

Involvement by Mr. Hoaglin in Certain Legal Proceedings — On June 2, 2005, Huntington Bancshares, Inc. (“Huntington”) announced that the SEC approved the settlement of the SEC’s previously announced formal investigation into certain financial accounting matters relating to Huntington’s fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington, its former chief financial officer, its former controller, and Mr. Hoaglin consented to pay civil money penalties. Huntington consented to pay a penalty of $7.5 million. Without admitting or denying the charges in the administrative proceeding, Huntington and the individuals each agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of the SEC’s regulations. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest, and penalties in the amount of $667,609. The former chief financial officer and the former controller each also agreed to pay amounts consisting of disgorgement, pre-judgment interest, and penalties and also consented to certain other non-monetary penalties.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers and stock awards. The Company has never offered incentive stock or option awards or non-equity incentive plan compensation as a part of the Company’s Non-Employee Director compensation program. As described in the Compensation Discussion and Analysis section below, the Compensation Committee is charged with oversight and periodic review of such compensation and for recommending any changes to the entire Board of Directors.

During 2012, the Compensation Committee reviewed the compensation of the Non-Employee Directors using the same industry peer comparison process it used in reviewing the compensation of the Executive Officers. The Committee made recommendations which were approved for implementation beginning in 2012 with an objective during 2014 to reach the 25th percentile of compensation of comparable capital goods manufacturing companies.

During 2013, the Board, consistent with the Company’s Executive Officer compensation objectives, approved the Committee’s recommendation and increased the annual cash retainers by $23,000 to $53,000. The increase is being phased-in by paying one-half of the $23,000 retainer increase during 2013 and the full amount during 2014. In addition, Non-Employee Directors are compensated through stock awards of 1,000 shares each on July 1 of every year. These stock awards are expected to be adjusted to reflect any future stock splits, the most recent of which was a five-for-four stock split effective December 10, 2013. At the conclusion of the Company’s 2014 fiscal year and after implementation of the increases in compensation described above, the Non-Employee Directors of the Company will be at approximately the 25th percentile of compensation of its peer group based upon Equilar compensation data updated as of July 2013 for most-recent publicly-reported data.

Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors.

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service of each of the six named Non-Employee Directors of the Company for the calendar year 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
M. Ann Harlan	$45,500	$31,970	$0	$0	$0	$0	$77,470

Thomas E. Hoaglin	52,000	31,970	0	0	0	0	83,970

Christopher H. Lake	45,500	31,970	0	0	0	0	77,470

Peter B. Lake, Ph.D.	45,500	31,970	0	0	0	0	77,470

Rick R. Taylor	41,500	31,970	0	0	0	0	73,470

W. Wayne Walston	45,500	31,970	0	0	0	0	77,470

(1)

Each Non-Employee Director received a retainer fee of $41,500. Each Committee Chairman received an additional retainer fee of $4,000, the Audit Committee Chairman received an additional retainer fee of $4,000, and the lead independent Director received an additional retainer fee of $2,500.

(2)

Effective May 22, 1997, the Board of Directors adopted a Non-Employee Directors’ Compensation Plan. Under the Plan, as additional compensation for regular services to be performed as a Director, an award of 500 Common Shares (from the Company’s treasury) to be made on each July 1 to each Non-Employee Director then serving on the Board. On July 27, 2006, the Board of Directors adopted a resolution extending the Non-Employee Directors’ Compensation Plan for an additional term until the earlier of (i) May 21, 2017, (ii) at such time as all of the Company’s Common Shares authorized for award under the Plan and registered under Form S-8 Registration Statement No. 333-30159 shall have been awarded and issued, (iii) at such time as the Company deregisters any Common Shares not issued under the foregoing Registration Statement, or (iv) at such time as the Plan is terminated by action of the Board of Directors. Effective July 28, 2011, the Board of Directors amended the plan to include an award of an additional 500 Common Shares (from the Company’s treasury) on August 1, 2011 and 1,000 Common Shares on July 1 each year thereafter beginning July 1, 2012. The award of 1,000 Common Shares made on July 1, 2013 had a market value of $31,970, computed in accordance with FASB ASC Topic 718.

CORPORATE GOVERNANCE

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE MKT Exchange and the SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with these prescribed rules or regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries. The existence of a material relationship must be determined upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that no Non-Employee Director, as well as Mr. Reynolds as a non-employee nominee for Director, has a material relationship with the Company and that all Non-Employee Directors , as well as Mr. Reynolds as a non-employee nominee for Director, meet the independence standards of the Company’s Corporate Governance Guidelines as well as the independence standards of the current NYSE MKT Exchange and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

During 2013, a total of six regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 20 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective committees on which they served. In 2013, the “independent” Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the Annual Meeting in 2013.

At the April 25, 2013 annual reorganizational meeting of the Board of Directors, Thomas E. Hoaglin was re-elected by the independent directors to serve as lead independent director for another one year term. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the lead independent director also will be available for consultation and direct communication.

The Board of Directors has four separately designated standing committees: (1) Audit Committee, whose present members are Thomas E. Hoaglin (Chair and “audit committee financial expert”), Dr. Peter B. Lake and W. Wayne Walston; (2) Compensation Committee, whose present members are W. Wayne Walston (Chair), M. Ann Harlan and Christopher H. Lake; (3) Pension Committee, whose present members are Dr. Peter B. Lake (Chair), Thomas E. Hoaglin and Rick R. Taylor; and (4) Governance and Nominating Committee, whose present members are M. Ann Harlan (Co-Chair), Christopher H. Lake (Co-Chair), and Rick R. Taylor. All members of each Committee are independent Directors. Each committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The Board Committees’ charters are available in their entirety on the Company’s website at http://www.gormanrupp.com.

Audit Committee

The Audit Committee held six meetings in 2013. Its principal functions include engaging the Company’s independent registered public accounting firm and reviewing the scope of the audit of the Company’s consolidated financial statements, considering comments made by the independent registered public accountants with respect to internal controls and financial reporting, considering related actions taken by management, reviewing internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff, reviewing non-audit services provided by the independent registered public accountants, and organizational oversight of the Company’s enterprise risk management plan.

Compensation Committee

The Compensation Committee held four meetings during 2013. Its principal functions are, subject to approval by the Board of Directors, to evaluate, develop and monitor compensation policies and programs for the Company’s officers and Directors, and to recommend the salaries and profit sharing for the officers. A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of executive compensation is set forth under the caption “Compensation Discussion and Analysis.”

Pension Committee

The Pension Committee held four meetings in 2013. Its principal functions are to monitor the investment of the assets associated with the Company’s defined benefit pension plan and 401(k) defined contribution plan and to assist in evaluating recommended changes in such investments.

Governance and Nominating Committee

The Governance and Nominating Committee held six meetings during 2013. Its principal functions involve the identification, evaluation and recommendation of individuals for nomination as members of the Board of Directors, succession planning for the Company’s Chief Executive Officer and other Executive Officers, succession planning for other corporate officers and operating executives, and periodic review of the Board Committees’ charters and Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals. The Governance and Nominating Committee also monitors the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities.

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee does not believe that any particular set of skills, qualities or diversities is most appropriate for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and (iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. New Director candidates are subject to a background check performed by the Committee. In addition, the candidate will be personally interviewed by one or more Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills, qualities or diversities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered.

Kenneth R. Reynolds was recommended for election to the Board of Directors by the Governance and Nominating Committee. He was recommended to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some risks is performed by specific Board committees, e.g., financial reporting risks are overseen by the Audit Committee, benefit plan investment risks are overseen by the Pension Committee, personnel selection, evaluation, retention and compensation risks are overseen by the Compensation Committee, and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee; the results of their oversight are reported regularly to the entire Board of Directors.

Company Leadership Organization

Upon election of Mr. J.S. Gorman as Chief Executive Officer of the Company on May 1, 1998, the Company separated the offices of Board Chairman and Chief Executive Officer because it believed this division more clearly delineated their respective responsibilities. This separation currently provides for the Chairman to focus on Board of Director responsibilities and for the Chief Executive Officer to focus on the Company’s executive, administrative and operating responsibilities. Given their respective service years with the Company, the Company believes this structure is most appropriate currently for conducting its business and its responsibilities to its employees, customers and suppliers, to its shareholders and Directors, and to its community and regulatory agencies.

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 and the assessment of the Company’s internal control over financial reporting with the Company’s management and the Company’s independent registered public accountants;

(ii)

The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by applicable audit standards, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)

With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its Charter.

Members of the Audit Committee are also “independent” in accordance with the additional listing standards of the NYSE MKT Exchange, and the Chairman is an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee.

/s/ Thomas E. Hoaglin	/s/ Peter B. Lake	/s/ W. Wayne Walston
Thomas E. Hoaglin, Chair	Dr. Peter B. Lake	W. Wayne Walston

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)

Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2014 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee.

/s/ M. ANN HARLAN	/s/ CHRISTOPHER H. LAKE	/s/ W. WAYNE WALSTON

M. Ann Harlan	Christopher H. Lake	W. Wayne Walston, Chair

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s Officer compensation program and how it applies to our Officers, including our four named executive officers (“Executive Officers”) identified in our Summary Compensation Table.

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized (i) to review and evaluate the compensation policies and programs for the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”); (ii) to review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment; (iii) to review and recommend the annual salaries and profit sharing determinations for the Executive Officers to the Board of Directors; and (iv) to periodically review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Three independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. The philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, and its profitability and long-term shareholder value.

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing, in addition to their salaries, driven by their individual progress assessments and the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of three elements: base salary, profit sharing and a component of modest miscellaneous benefits. Incentive stock or option awards and non-equity incentive plan compensation have never been a part of the Company’s Officer compensation program. In addition, the Company has not entered into employment contracts with any of the Officers.

Although not an element of Officer compensation, ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. The Company has paid increased dividends on its Common Shares for 41 consecutive years and paid such quarterly dividends regularly for more than 63 years. Toward that end, the Company sponsors Share purchase opportunities, including a partial Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

Base Salary and Profit Sharing — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon Equilar peer data and Company philosophy. Subsequently, actual salaries are adjusted periodically based on performance judgments of each person’s qualifications, prior accomplishments and expected future contributions in his or her Officer role.

The Company intentionally relies to a significant degree on incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Other Compensation — The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which three of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”

Stock Ownership — The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with Company partial cash matching contributions, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation all of the current Officers are shareholders and participate in one or more of the foregoing plans.

Annual Reviews

In devising and maintaining the Company’s Executive Officer compensation program, the Committee requests management to periodically provide data relevant to the compensation paid to officers holding equivalent positions or having similar responsibilities in a group of industry peers derived from Equilar, a leading independent third-party provider of financial, executive and director compensation data for their review. Equilar was used by the Company to obtain competitive compensation information from public proxy data as an independent resource for management and the Committee as a general reference to low, mean, median and high compensation ranges and for correlation to similar measures of operating profitability, including total shareholder return. The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies.

The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation. The Committee regularly consults with executive management and has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors.

Prior to the Company’s July Board Meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.

During July 2013, the Committee reviewed updated Equilar-provided peer information compensation details from 18 other capital goods manufacturing companies reflecting similar size (median revenue of approximately $360 million ranging from approximately $200 million to $900 million in revenue) and reporting year-ends (fifteen calendar years of 2012, three fiscal years during 2012 and one fiscal year during 2013). The Committee also took into account the highly favorable outcome of the shareholders’ advisory vote on executive compensation at the Company’s 2013 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendations, approved base salary increases for all Executive Officers reflecting the Board’s assessment of all the factors described above.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income and the award percentage determined at the beginning of the year. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and their prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its two other Executive Officers for calendar years 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non- Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Jeffrey S. Gorman(5)	2013	$368,333	$210,000	$0	$0	$0	$70,696	$8,484	$657,513
President and Chief	2012	360,000	205,000	0	0	0	148,839	9,711	723,550
Executive Officer	2011	325,000	212,000	0	0	0	119,295	5,879	662,174

Wayne L. Knabel(6)	2013	231,250	155,000	0	0	0	0	26,050	412,300
Chief Financial Officer	2012	225,000	150,000	0	0	0	0	24,067	399,067
and Treasurer	2011	210,417	155,000	0	0	0	0	24,787	390,204

David P. Emmens	2013	140,417	70,000	0	0	0	31,063	5,739	247,219
Corporate Counsel	2012	130,000	68,000	0	0	0	52,496	7,463	257,959
and Secretary	2011	127,083	70,000	0	0	0	69,263	7,265	273,611

James C. Gorman.	2013	110,417	15,000	0	0	0	(25,042)	5,390	105,765
Chairman	2012	100,000	15,000	0	0	0	(13,212)	4,803	106,591
	2011	100,000	15,000	0	0	0	(39,749)	4,824	80,075

(1)

The Company provides the opportunity for additional profit sharing compensation as the only form of potential incentive compensation to substantially all its employees, including its Executive Officers.

(2)	The Company has never offered incentive stock or option awards or non-equity incentive plan compensation as a part of the Company’s compensation programs.

(3)

The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2013, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2011 to the measurement date in 2013. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)	Amounts include taxable life insurance, and Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan and Christmas Savings Plan.

(5)

Mr. J. S. Gorman’s “Change in Pension Value and Nonqualified Deferred Compensation Earnings” increased each year due to replacement of earlier lower-compensated years with his most recent salary and to additional years of service.

(6)

Mr. Knabel’s “All Other Compensation” includes $19,735, $17,977 and $17,197 for calendar years 2013, 2012 and 2011, respectively, for the Company’s contributions to his account in the enhanced 401(k) plan established to replace the defined benefit plan for substantially all U.S. employees hired after December 31, 2007.

Pension Benefits

The pension plan in which three of the Company’s Executive Officers participate is a defined benefit plan covering substantially all U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2013, computed as of the plan measurement date of December 31, 2013. Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.5% interest rate for 2013-2016 with a 4.5% interest rate thereafter, a 4.3% discount rate and the IRS 2014 IRS Static Mortality Table. Base compensation in excess of $225,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for each of the Executive Officers of the Company for calendar years 2013, 2012 and 2011.

Name and Principal Position	Plan Name	Year	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Jeffrey S. Gorman President and Chief Executive Officer	The Gorman-Rupp Company Retirement Plan	2013 2012 2011	35 34 33	$1,028,813 958,117 809,278	$0 0 0

Wayne L. Knabel Chief Financial Officer and Treasurer	(3)	2013 2012 2011	0 0 0	0 0 0	0 0 0

David P. Emmens Corporate Counsel and Secretary	The Gorman-Rupp Company Retirement Plan	2013 2012 2011	16 15 14	305,516 274,453 221,957	0 0 0

James C. Gorman Chairman	The Gorman-Rupp Company Retirement Plan	2013 2012 2011	64 63 62	265,112 290,154 303,366	73,224 73,224 73,224

(1)	The credited years of service are determined as of a measurement date of December 31, 2013.

(2)

The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2013. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

(3)

Mr. Knabel was hired March 31, 2008, subsequent to the closing of the defined benefit pension plan to new participants effective December 31, 2007. The plan was replaced for new employees by an enhanced 401(k) plan benefit established to replace the Company’s defined benefit plan for substantially all U.S. employees hired thereafter (see Note (6) to the Summary Compensation table).

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2014, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) nominees for Director and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
Independent Directors and Nominees:
M. Ann Harlan	5,632		*
Thomas E. Hoaglin	28,582		*
Christopher H. Lake	66,188	(2)	*
Dr. Peter B. Lake	31,101	(3)	*
Kenneth R. Reynolds	1,000		*
Rick R. Taylor	14,087		*
W. Wayne Walston	23,397	(4)	*
Named Executive Officers:
James C. Gorman	1,644,843	(5)	6.27%
Jeffrey S. Gorman	1,580,566	(6)	6.02%
David P. Emmens	15,428		*
Wayne L. Knabel	6,798		*
All Directors and Executive Officers as a group (11 persons):	3,419,165	(7)	13.02%
Other Principal Beneficial Owners:
Pioneer Investment Management, Inc.(8)(10)	1,531,805		5.80%
60 State Street
Boston, MA 02109

The Vanguard Group(9)(10)	1,327,234		5.05%
100 Vanguard Blvd.
Malvern, PA 19355

*	Represents less than 1% of the outstanding shares.

(1)

Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)

Includes 49,352 shares owned by Mr. Lake’s minor children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(3)	Includes 4,072 shares owned by Mrs. Lake as to which Dr. Lake shares voting and investment power.

(4)	Includes 22,827 shares held in a trust of which Mr. and Mrs. Walston are co-trustees.

(5)	Includes 691,295 shares owned by Mr. Gorman’s wife and 166,233 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman shares voting and investment power with respect to all 166,233 of the shares held in the trust, but otherwise disclaims any beneficial ownership thereof. The amount shown in the table excludes 3,164,362 shares beneficially owned by members of Mr. Gorman’s immediate family and 704,615 shares held in trusts of which he and members of his family have beneficial interests (166,233 of the shares held in trust are the same shares described above). Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (6).

(6)

Includes 135,222 shares owned by Mr. Gorman’s wife and 611,091 shares owned by his adult children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (7).

(7)	Includes 1,657,265 shares as to which voting and investment power are shared.

(8)	Pioneer Investment Management, Inc., an investment advisory business, and an indirect subsidiary of UniCredit S.p.A. Based on a Schedule 13G/A filed on February 13, 2014.

(9)	Based on a Schedule 13G/A filed on February 11, 2014.

(10)	Information pertaining to the beneficial ownership of the Company’s Common Shares is as of December 31, 2013.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion and Summary Compensation Table of this proxy statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s compensation philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability for the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation -Compensation Discussion and Analysis narrative discussion and Summary Compensation Table of this 2014 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers.

The Directors recommend a vote FOR Proposal No. 2 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2013 and 2012:

Audit Fees — $848,500 (2013); $786,000 (2012). Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees paid in 2013 and 2012 also cover services performed in connection with the Sarbanes-Oxley Section 404 attestation and other Sarbanes-Oxley requirements.

Audit-Related Fees — $97,500 (2013); $97,300 (2012). Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for benefit plan audits, financial reporting and other advisory services, and acquisition related due diligence services.

Tax Fees — $2,900 (2013); $50,600 (2012). Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The tax fees were paid for the following services: federal and international tax planning and advice; federal, state, local and international tax compliance; state and local tax consulting; Form 5500 compliance issues; Canadian compliance issues; and other tax advice and assistance regarding statutory and regulatory matters.

All Other Fees — $0 (2013); $0 (2012). The “all other fees” category consists of the aggregate fees billed for products and services provided, other than the services reported in the foregoing three paragraphs.

Under its Charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE MKT Exchange, and Ernst & Young LLP reports directly to the Committee. In addition, the Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Committee at its next scheduled meeting for ratification. With respect to certain of the services categorized above, the following percentage-of-services were rendered by Ernst & Young LLP in accordance with the annual de minimus exception to the pre-approval requirement: Audit-Related Fees — 0%; Tax Fees — 0%; All Other Fees — 0%.

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Directors recommend a vote FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

GENERAL INFORMATION

The Company’s 2013 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy material to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2015 Annual Meeting of Shareholders must be received by the Company on or before November 20, 2014. If a shareholder proposal is received after February 3, 2015, it will be considered untimely and the proxy holders may use their discretionary voting authority if and when the proposal is raised at such Annual Meeting, without any discussion of the matter in the proxy statement. The Board of Directors’ proxy for the 2015 Annual Meeting of Shareholders is expected to grant discretionary voting authority to the proxy holders with respect to any such proposal received after February 3, 2015.

Any shareholder wishing to communicate with the Board of Directors or a specific Director, if applicable, may send a written statement or inquiry to the Company’s Corporate Secretary at the Company’s mailing address. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 4, 2014 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

DAVID P. EMMENS Corporate Counsel and Secretary

March 20, 2014

THE GORMAN-RUPP COMPANY PO Box 1217 MANSFIELD, OH 44901-1217

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	James C. Gorman 02 Jeffrey S. Gorman 03 M. Ann Harlan 04 Thomas E. Hoaglin 05 Christopher H. Lake
06	Kenneth R. Reynolds 07 Rick R. Taylor 08 W. Wayne Walston
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers.						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2014.						☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon and conduct such other business as may properly come before the Meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

NOTE: If you access the proxy materials at www.proxyvote.com, you will need to enter the 12-digit control number located on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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The Gorman-Rupp Company Annual Meeting of Shareholders Scheduled for April 24, 2014 This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) James C. Gorman, Jeffrey S. Gorman and David P. Emmens as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 7, 2014 by the undersigned shareholder(s) at the Annual Meeting of the shareholders to be held on April 24, 2014, or at any adjournment or postponement thereof, as designated on the reverse.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN

Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters.

In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00am, Eastern Time, April 22, 2014.

Continued and to be signed on reverse side